Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
AMC Networks Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-210340) on Form S-3 and (No.333-214083, No. 333-175206 and No. 333-189096) on Form S-8 of AMC Networks Inc. of our reports dated February 24, 2017, with respect to the consolidated balance sheets of AMC Networks Inc. as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders’ deficiency, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of AMC Networks Inc.

/s/ KPMG LLP
New York, New York
February 24, 2017